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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 22, 2001

                                  AZURIX CORP.
             (Exact name of registrant as specified in its charter)

          Delaware                    001-15065                76-0589114
(State or other jurisdiction         (Commission            (I.R.S. Employer
     of incorporation)               File Number)        Identification Number)

      333 Clay Street, Suite 1000
             Houston, Texas                                      77002
(Address of principal executive offices)                       (Zip Code)

                                 (713) 646-6001
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS.

         Azurix Corp. has determined that, due to events that occurred during the fourth quarter of 2000, it will write down the net carrying value of its Argentine assets to their fair value. These impairments will be reflected in a non-recurring charge of approximately $470 million (both before and after taxes) to Azurix's fourth quarter 2000 earnings.

         As previously reported, Azurix's subsidiary Azurix Buenos Aires S.A., which owns a concession for water and wastewater services in the Province of Buenos Aires, Argentina, has not been performing to expectations. That underperformance, which continued during the fourth quarter, is largely traceable to failures of the Province of Buenos Aires to permit the concession company to charge rates in accordance with the tariff set by the concession contract and to deliver infrastructure and other assets as required by the concession contract, thereby affecting the concession company's ability to raise capital and to serve its customers. Negotiations with the Province thus far have failed to result in resolution of disputed items, despite oral assurances from provincial officials to Azurix Buenos Aires management that various matters would be resolved by the end of 2000, including allowing Azurix to charge rates at levels consistent with the concession contract. In addition, during the last week of December 2000, some prominent officials in the Province publicly advocated canceling the concession. Azurix does not believe the Province has grounds for cancellation without compensation and is vigorously challenging the Province's actions and will continue to do so; however, the lack of resolution on rates by December 31, 2000 and a shift in the political environment during the last week of 2000 have caused Azurix to revise its expectation of future cash flows from this concession, including collection rates from customers, and to evaluate the recoverability of related tax assets.

         As a result of the recent events in the Province of Buenos Aires, Azurix also has evaluated the fair value of its 32.1% equity method investment in Obras Sanitarias Mendoza S.A., which owns a water and wastewater concession in the Province of Mendoza, Argentina, and determined that the fair value is less than its carrying value.

         Accordingly, Azurix has written down the carrying value of these assets to their fair value. These writedowns do not adversely affect closing the proposed merger between Azurix and a subsidiary of Enron Corp. under the Agreement and Plan of Merger dated December 15, 2000, by and among Enron, Enron BW Corp. and Azurix, nor do they affect the calculations under the debt incurrence restrictions in Azurix's senior notes indenture dated February 18, 2000, with The Chase Manhattan Bank as successor trustee to Chase Bank of Texas, National Association.

         Azurix and Enron have determined that pre-merger notification is not required for this proposed merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Azurix and Enron are filing a notification with appropriate officials in Mexico regarding the proposed merger, but this process should not affect the timing of the closing.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 AZURIX CORP.

Date: January 22, 2001           By: /s/ J. MICHAEL ANDERSON
                                    --------------------------------------------
                                         J. Michael Anderson
                                         Managing Director and Chief Financial
                                         Officer